EXHIBIT 3.10

Vedanta Resources plc 16 Berkeley Street London W1J 8DZ Tel: +44 (0) 20 7499 5900 Fax: +44 (0) 20 7491 8440 www.vedantaresources.com

1 December 2006

VEDANTA RESOURCES PLC ANNOUNCES
EXTENSION OF OFFER

Vedanta Resources plc (“Vedanta”) announced today that it has further extended its previously announced offer (the “Offer”), made through its wholly-owned subsidiary Twin Star International Limited (“TSI”), for all of the outstanding common shares of Sterlite Gold Ltd. (TSX: SGD) (“Sterlite Gold”) not already owned by TSI and its affiliates, excluding those common shares held by United States shareholders, on the basis of C$0.258 in cash per common share. The Offer will now expire at 5:00 p.m. (Toronto time) on January 9, 2007, unless further extended. The Offer has been extended to allow time for, among other things, remaining Sterlite Gold shareholders to tender their common shares to the Offer and the satisfaction of certain applicable United States regulatory requirements in order to permit Vedanta to extend the Offer to Sterlite Gold shareholders in the United States. A notice of extension will promptly be mailed to those Sterlite Gold shareholders to whom the Offer to Purchase and Circular was originally sent. Subject to applicable securities laws, any common shares validly deposited to the Offer must be taken up and paid for within ten days of the deposit of such common shares. Sterlite Gold shareholders are encouraged to tender their remaining common shares to the Offer as soon as possible to receive prompt payment.

As of November 30, 2006, a total of 75,506,127 common shares of Sterlite Gold had been taken up under the Offer, representing, together with common shares already owned by TSI at the commencement of the Offer, approximately 83.5% of the outstanding common shares of Sterlite Gold (on a fully-diluted basis).

Sterlite Gold shareholders are advised to read the Notice of Extension, the Offer to Purchase and Circular, the Directors’ Circular and related documents, filed with the Canadian securities regulatory authorities, as they contain important information. Shareholders may obtain a copy of the materials at SEDAR from www.sedar.com.

Further information regarding Vedanta Resources plc or Twin Star International Limited can be obtained by contacting:

Sumanth Cidambi Associate Director - Investor Relations Vedanta Resources plc	sumanth.cidambi@vedanta.co.in Tel: +44 20 7659 4732 / +91 22 6646 1531
Faeth Birch Robin Walker Finsbury	Tel: +44 20 7251 3801

About Vedanta Resources plc

Vedanta Resources plc is a FTSE 100 diversified metals and mining group. Its principal operations are located throughout India, with further operations in Zambia and Australia. The major metals produced are aluminium, copper, zinc and lead. For further information, please visit www.vedantaresources.com.

Disclaimer

The Offer is not being, and will not be, made in any jurisdiction where not permitted by law. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be, any sale of securities in any jurisdiction in which the Offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should” or “will.” This information is based upon certain material factors and assumptions that were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking statements, including that the Offer will be made to United States shareholders. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, our financial condition and prospects, could differ materially from those currently anticipated in such statements by reason of factors such as the behaviour of financial and metals markets including the London Metal Exchange, fluctuations in interest and or exchange rates and metal prices; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. This list is not exhaustive of the factors that may affect any of our forward-looking statements contained in this release. These and other factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. We do not undertake to update our forward-looking statements.